CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-08003), Form S-3 (File No. 333-39681) and Form S-3, as amended (File No. 333-45201) of The Vincam Group, Inc. of our report dated March 6, 1998 appearing on page 12 of this Form 10-K/A No. 1 (Commission File No. 0-28148).

/s/ PRICE WATERHOUSE LLP


Miami, Florida
April 7, 1998